     OMB APPROVAL
OMB Number:3235-0060
Expires: March 31, 2006
Estimated average burden
hours per response       28.0
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 9, 2006
Pharmion Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50447	84-1521333

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 28th Street
Boulder, Colorado	80301

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 720-564-9100
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement
Option Exchange Program
On February 9, 2006, the Compensation Committee of the Board of Directors of Pharmion Corporation (the “Company”) approved a program (the “Option Exchange Program”) that would permit eligible Company option holders to exchange certain fully-vested, “out-of-the-money” outstanding options to purchase shares of Company common stock issued under the Pharmion Corporation 2000 Stock Incentive Plan (the “Option Plan”) for a reduced number of new options (the “New Options”) to be granted following the expiration of a tender offer to be made to such option holders. The stock options that are eligible for the Option Exchange Program were granted before April 1, 2005 and have an exercise price equal to or greater than $21.00 per share (the “Eligible Options”). The vesting of the Eligible Options was previously accelerated in an action taken by the Compensation Committee and the Board of Directors of the Company on December 6, 2005 and represent options exercisable for a total of 563,874 shares of the Company’s common stock. The Option Exchange Program will be available to Company employees with Eligible Options, excluding the Company’s executive officers and members of the Company’s Board of Directors.
The New Options will have an exercise price per share equal to the closing price of the Company’s common stock as reported on the Nasdaq National Market on the date the New Options are granted and will vest quarterly over three years regardless of the vesting status of the option surrendered. The ratio of exchanged Eligible Options to New Options will be determined to approximate a value-neutral exchange based on the value of the Eligible Options exchanged and the value of the New Options issued in the exchange (calculated in accordance with the Black-Scholes option pricing model). It is expected that the exchange ratios of Eligible Options to New Options will vary from 1.5 to 1 to 4.0 to 1, meaning that participants will receive fewer options than they surrender in the program.
The Compensation Committee made the decision to approve the Option Exchange Program primarily to revitalize the incentive value of the stock options held by the Company’s employees and to reduce the number of shares that are subject to outstanding stock options. An independent consulting firm specializing in executive compensation advisory services engaged by the Compensation Committee designed the Option Exchange Program in collaboration with the Compensation Committee and the Company’s management team.
Holders of Eligible Options should carefully read the Company’s offer to exchange certain stock options, the Company’s letter of transmittal and related tender offer materials when they become available because they will contain important information, including, among other things, the various terms and conditions governing the program. Copies of the Company’s offer to exchange stock options, the letter of transmittal and related tender offer materials will be mailed to holders of Eligible Options and, once filed with the SEC, may be obtained at no charge from the SEC’s web site at www.sec.gov.
Amendments to 2000 Stock Incentive Plan
In addition, on February 9, 2006, the Compensation Committee of the Board of Directors of Pharmion Corporation authorized amendments of the Option Plan in order to: (a) provide for the award of restricted stock units; (b) provide that no award granted under the Option Plan may be granted with an exercise price less than the fair market value of a share of Company common stock at the date of grant; (c) provide that any and all restricted stock or other stock-based awards granted under the Option Plan be subject to a vesting schedule of at least one (1) year for performance-based awards and a vesting schedule of at least three (3) years for time-based awards, no such vesting schedule to exceed ten years; and (d) provide that, effective on the date immediately following the grant date of the stock options to be awarded under the Option Exchange Program, neither the Board of Directors of the Company nor any committee thereto shall have the authority to: (i) reprice any outstanding stock awards under the Option Plan, or

(ii) cancel and re-grant any outstanding stock awards under the Option Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
The Compensation Committee made the decision to authorize these amendments of the Option Plan to bring the Option Plan in conformance with current corporate governance standards.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: February 14, 2006

Pharmion Corporation
By:	/s/ Erle T. Mast
Erle T. Mast
Its: Chief Financial Officer